GREENLIGHT RE ANNOUNCES RATINGS UPGRADE

GRAND CAYMAN, Cayman Islands (September 26, 2011) – Greenlight Capital Reinsurance, Ltd. (NASDAQ: GLRE) (“Greenlight Re” or the “company”), a multi-line, broker market reinsurance company with a partnership oriented approach to underwriting, today announced that A.M. Best Company has upgraded the financial strength and issuer credit rating for Greenlight Reinsurance, Ltd. to “A” (Excellent) with a stable outlook.

 Greenlight Re said that the “A” rating will enable it to access new markets and expand its existing business.  “We are very pleased that A.M. Best has upgraded the rating and affirmed its outlook for our Cayman domiciled operating company,” said Bart Hedges, Chief Executive Officer of Greenlight Re.  “We believe this action recognizes the strength of our capital position, the experience of our management team, the success of our differentiated business model and our financial performance.  We will continue to execute our strategy of using our customer centric approach to underwriting to develop long term reinsurance relationships with specialist companies in areas of the market that present the best opportunities.”

A.M. Best said that the ratings for Greenlight Re are based on its excellent risk-adjusted capitalization, experienced management team and the disciplined implementation of its business plan.  It added that the ratings also recognize Greenlight Re’s exceptional enterprise risk management as it aggressively manages risks on both sides of the balance sheet.

Greenlight Reinsurance Ireland, Ltd. , established in September 2010, had its AM Best rating of “A-“ (Excellent) affirmed, with a stable outlook.

x x x

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the U.S. federal securities laws. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in the U.S. Federal securities laws. These statements involve risks and uncertainties that could cause actual results to differ materially from those contained in forward-looking statements made on behalf of the Company. These risks and uncertainties include the impact of general economic conditions and conditions affecting the insurance and reinsurance industry, the adequacy of our reserves, our ability to assess underwriting risk, trends in rates for property and casualty insurance and reinsurance, competition, investment market fluctuations, trends in insured and paid losses, catastrophes, regulatory and legal uncertainties and other factors described in our annual report on Form 10-K filed with the Securities Exchange Commission.  The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About Greenlight Capital Re, Ltd.

Greenlight Re (www.greenlightre.ky) is a  specialist property and casualty reinsurance company based in the Cayman Islands.  The Company provides a variety of custom-tailored reinsurance solutions to the insurance, risk retention group, captive and financial marketplaces.  Established in 2004, Greenlight Re selectively offers customized reinsurance solutions in markets where capacity and alternatives are limited.  With a focus on deriving superior returns from both sides of the balance sheet, Greenlight Re's assets are managed according to a value-oriented equity-focused strategy that complements the Company's business goal of long-term growth in book value per share.

Contact:
Alex Stanton
Stanton Public Relations & Marketing
(212) 780-0701
astanton@stantonprm.com